Press Release
For more information contact:
María Calero (787) 751-6640
Evelyn Vega (787) 777-4546

SANTANDER BANCORP

ANNOUNCES STOCK DIVIDEND

(San Juan, Puerto Rico) July 13 , 2004 - Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), reported today that the Board of Directors declared a 10% stock dividend on common stock held by registered shareholders as of July 20th, 2004. The common stock dividend will be distributed on August 3rd, 2004. Cash will be paid in lieu of fractional shares.

Mellon Investor Services LLC will serve as Transfer Agent and Registrar for the issuance and mailing of the additional shares via first class mail to holders residing in the United States and air mail to foreign holders.

Santander BanCorp is a publicly held financial holding Company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has three wholly owned subsidiaries: Banco Santander Puerto Rico, Santander Securities Corporation and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 27 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported, by a team of over 1,400 employees, with 67 branches. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary, Santander Asset Management Corporation. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company's website at www.santandernet.com.

Grupo Santander (SAN.MC, STD.N) is the largest financial group in Spain and Latin America, and the second largest bank in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives in Europe, including a 15-year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and a leading consumer finance franchise in Germany, Italy and 7 other European countries.

 Grupo Santander maintains a leading position in Latin America, with 4,025 offices in ten countries, serving more than 12 million individual clients and approximately half a million small and medium sized companies, managing over $100 billion in business (on & off-balance sheet). In 2003, Santander recorded $1.49 billion in net attributable profits in Latin America

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